 Exhibit 99.1

September 23, 2020

Dear Andover Shareholders:

I am pleased to update you on the status of Andover National Corporation. Despite the headwinds we felt from COVID-19, Andover has made substantial progress growing the company and delivering on our vision. Notably, in February 2020 we closed our second and third platform acquisitions: Smith’s Tree Care located in Newport News, VA provides commercial tree maintenance services and Potter’s Lawn and Landscaping located in Pompano Beach, FL provides commercial lawn and landscaping services. After closing the acquisition of these companies in 2020 (along with Alabama based Superior Services, which closed in 2019), we now have three strong growth platforms, run by exceptionally talented managers.

Of great importance, all our businesses were deemed “essential” by local authorities and continued operating during the pandemic shutdowns. In fact, despite seeing tangible softness in late Q1 2020 (and some labor shortages driven by pandemic relief checks), all our companies are seeing demand for their services increase during the pandemic.

Notably, amidst all this general uncertainty, we are making good progress on expanding our existing platform companies. Smith’s Tree Care has secured a new yard in Chesapeake, VA which will be fully equipped and operational in Q4 2020. With a modest investment of less than $600,000, Smith’s Tree Care expects incremental recurring annual revenues of at least $1.0 million from this project after one year of being fully operational, growing the business by roughly 25% when complete. Smith’s Tree Care sees a multi-year opportunity to grow organically in the local market due to its strong reputation and steady demand growth.

At the same time, Potter’s Lawn and Landscaping has identified several bolt-on acquisition opportunities which could more than double its size quickly. The acquisition multiples we expect to pay for these “bolt-ons” will likely be well-below what other buyers may need to pay, as our partners’ leverage their local relationships, reputation, and knowledge to source deals for Andover.

As soon as I can travel without quarantining requirements, we expect to accelerate our pace of work through the backlog of companies we are talking to and who are interested in partnering with Andover. Our pipeline continues to grow quickly, as Milun Patel, our CFO and lead development officer, just completed a trip in September where he traveled throughout Florida, Texas and Virginia and met with numerous companies that indicated a strong interest in our structure. It is clear to us COVID-19 has created the impetus for many owners to contemplate succession and/or monetize part of their company. We are now more confident than ever that we have a better solution for the owners of essential service businesses who want liquidity, but also want to keep working and growing.

To date, we have spent roughly $8.7 million on acquisitions, before fees, overhead and initial start-up costs. Our acquisition multiples are in the mid to low single-digit range on adjusted earnings, and we had approximately $9.3 million of available cash as of June 30. As we spend our remaining funds on acquisitions and growth opportunities, we continue to be in good financial condition as we approach “break-even” at the Andover National holding company level.

While many institutional investors have been “frozen” and are just coming out of their COVID shells, we continue to have discussions with various investors who are interested in what we are doing and our differentiated approach. We believe face-to-face meetings are critical and we look forward to getting back to work.

Please stay safe and feel free to reach out with any questions and feedback, we look forward to hearing from you.

Sincerely,

Peter Cohen

Executive Chairman and Chief Executive Officer